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PROSPECTUS SUPPLEMENT
NOVEMBER 9, 1999
(TO PROSPECTUS DATED JULY 2, 1997)

                      AMERICAN GENERAL FINANCE CORPORATION

                                  $200,000,000

                   6 3/4% SENIOR NOTES DUE NOVEMBER 15, 2004

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THE COMPANY:                           THE NOTES AND THE OFFERING:
American General Finance Corporation   o  Maturity: November 15, 2004
601 N.W. Second Street                 o  Interest Rate: 6 3/4%
Evansville, Indiana 47708-1061         o  Interest Payments: semi-annually on
(812) 424-8031                            May 15 and November 15, commencing on
                                          May 15, 2000
                                       o  Closing: November 15, 1999

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                                             Per Note                 Total
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Public offering price(1):                     99.737%              $199,474,000

Underwriting fees:                             0.101                    202,000

Proceeds to Company:                          99.636                199,272,000
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(1) Plus accrued interest from November 15, 1999, if settlement occurs after that date.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the Notes will be ready for delivery in book-entry form through The Depository Trust Company, on or about November 15, 1999.
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                          DONALDSON, LUFKIN & JENRETTE

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Description of Notes.....................................................    S-3
Underwriting.............................................................    S-4

                                   PROSPECTUS

Available Information....................................................      2
Incorporation by Reference...............................................      2
The Company..............................................................      3
Use of Proceeds..........................................................      3
Selected Financial Information...........................................      4
Ratio of Earnings to Fixed Charges.......................................      4
Description of Debt Securities...........................................      5
Description of Warrants..................................................     12
Plan of Distribution.....................................................     13
Legal Opinions...........................................................     14
Experts..................................................................     14

                              DESCRIPTION OF NOTES

     THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF DEBT SECURITIES SET FORTH IN THE PROSPECTUS UNDER THE CAPTION "DESCRIPTION OF DEBT SECURITIES".

GENERAL

     The Notes are to be issued as a series of Debt Securities under the Indenture, which is more fully described in the prospectus. Certain terms used herein are defined in the prospectus.

     The Notes are to mature on November 15, 2004 and bear interest at the rate set forth on the cover page of this prospectus supplement, payable semi-annually on May 15 and November 15, commencing May 15, 2000, to the registered holders thereof on the preceding May 1 or November 1, as the case may be.

     The Notes are not redeemable at the option of the Company or repayable at the option of any holder prior to maturity.

     The Notes will be issued as a global Debt Security. See "Description of Debt Securities -- Global Debt Securities" in the accompanying prospectus. DTC will be the Depository with respect to the Notes. The Notes will be issued as fully-registered securities in the name of Cede & Co., DTC's partnership nominee, and will be deposited with DTC.

BOOK-ENTRY NOTES

     DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC and facilitates the settlement among Participants of securities transactions in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

                                  UNDERWRITING

     Under the terms of the underwriting agreement dated November 9, 1999, we have agreed to sell to Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), and the Underwriter has agreed to purchase, all of the Notes.

     If any Notes are purchased by the Underwriter pursuant to the underwriting agreement, all of the Notes must be purchased.

     The Underwriter proposes to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such price less a concession of 0.100% of the principal amount of the Notes. The Underwriter may allow, and such dealers may reallow, a concession not to exceed 0.050% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

     In connection with the sale of the Notes, the Underwriter may engage in overallotment, stabilizing transactions and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Short covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and short covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     All secondary trading in the Notes will settle in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment".

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Notes, as permitted by applicable law and regulation. The Underwriter is not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to whether an active trading market for the Notes will develop or, if a public market develops, as to the liquidity of the trading market for the Notes.

     The Company has agreed to indemnify the Underwriter against, and contribute toward certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In the ordinary course of their respective businesses, the Underwriter and certain of its affiliates have engaged and may in the future engage in investment banking transactions with the Company.

     The Company estimates that it will spend approximately $150,000 for printing, rating agency, trustee, accounting and legal fees and other expenses relating to the offering.

     The Underwriter is offering the Notes, subject to prior sale, when, as and if issued to and accepted by the Underwriter and subject to approval of certain legal matters by its counsel. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

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NOVEMBER 9, 1999

                      AMERICAN GENERAL FINANCE CORPORATION

                                  $200,000,000

                   6 3/4% SENIOR NOTES DUE NOVEMBER 15, 2004

                   ------------------------------------------
                             PROSPECTUS SUPPLEMENT
                   ------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE

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No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to its date.
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